Exhibit 4.3

BOLT TECHNOLOGY CORPORATION

2006 STOCK OPTION PLAN

1.	Purpose. The purpose of the Bolt Technology Corporation 2006 Stock Option Plan (the “Plan”) is to recognize the contributions made by Employees and Directors of Bolt Technology Corporation (the “Company”) or a Subsidiary and to provide such persons with an additional incentive to use maximum efforts for the future success of the Company and any Subsidiary and to enhance the ability of the Company or a Subsidiary to attract, retain and motivate individuals upon whom the Company’s sustained growth and financial success depend by providing such persons with an opportunity to acquire or increase their proprietary interest in the Company through receipt of rights to acquire Common Stock.

2.	Definitions. As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

“Board” or “Board of Directors” means the Board of Directors of the Company duly elected by the shareholders of the Company.

“Change of Control” means the earliest to occur of any of the following events: (i) the shareholders of the Company (or the Board of Directors, if shareholder action is not required) approve a sale or other disposition of all or substantially all of the assets of the Company, other than to a Subsidiary; (ii) the shareholders of the Company (or the Board of Directors, if shareholder action is not required) approve a merger, plan of reorganization, consolidation or share exchange with any other entity, and immediately following such a transaction the holders of the voting securities of the Company or such surviving entity immediately prior to such transaction hold securities representing fifty percent (50%) or less of the combined voting power of the voting securities of the Company or such surviving entity immediately after such transaction; or (iii) the date any entity, person or group, within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, as amended, other than the Company or any of its Subsidiaries or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries shall have become the beneficial owner of, or shall have obtained voting control over, more than fifty percent (50%) of the outstanding Shares of the Company’s Common Stock; provided, however, that as to any award under the Plan that consists of deferred compensation subject to Section 409A of the Code, the definition of “Change of Control” shall be deemed modified to the extent necessary to comply with Section 409A of the Code.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Board of Directors, or a committee of the Board of Directors appointed in accordance with Section 3 of the Plan, when acting in connection with the administration of the Plan.

“Common Stock” means the common stock, no par value, of the Company.

“Company” means Bolt Technology Corporation, a Connecticut corporation.

“Continuous Service” means that the Optionee’s service with the Company or a Subsidiary, whether as an Employee or Director, is not interrupted or terminated. The Optionee’s Continuous Service shall not be deemed to have terminated merely because of a change in the capacity in which the Optionee renders service to the Company or a Subsidiary as an Employee or Director or a change in the entity for which the Optionee renders such service, provided that there is no interruption or termination of the Optionee’s Continuous Service. For example, a change in status from an Employee of the Company to a Director will not constitute an interruption of Continuous Service. Notwithstanding the foregoing, an Optionee’s Continuous Service shall be deemed to have terminated with respect to all Incentive Stock Options granted to such Optionee on such date as such Optionee’s Continuous Service as an Employee terminates. To the extent permitted by law and any leave of absence policy of the Company, the Committee or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave or any other personal leave; provided, however, an Optionee’s Continuous Service shall not be deemed to have been terminated because of an approved leave of absence from active service with the Company or a Subsidiary on account of temporary illness, authorized vacation, or granted for reasons of professional advancement, education, health, or government service, or during military leave for any period that is required by the Uniformed Services Employment and Reemployment Rights Act of 1994, as amended (“USERRA”) (if the Optionee returns to active service with the Company or a Subsidiary within the period required by USSERA after termination of military leave), or during any period required to be treated as a leave of absence by virtue of any applicable and binding statute (such as the Family and Medical Leave Act of 1993, as amended), personnel policy, or employment agreement. Whether an authorized leave of absence constitutes termination of Continuous Service hereunder shall be determined by the Committee.

“Director” means each member of the Board of Directors of the Company.

“Disability” means (i) in the case of an Optionee who receives a Nonqualified Stock Option and whose employment arrangement with the Company or a Subsidiary is subject to the terms of an employment agreement between such Optionee and the Company or Subsidiary, which employment agreement includes a definition of “Disability,” the meaning set forth in such agreement for “Disability” during the period that agreement remains in effect; and (ii) in all other cases, the term “Disability” as used in this Plan or any Option Document shall have the meaning set forth in Section 22(e)(3) of the Code.

“Employee” means any person, including officers, employed by the Company or a Subsidiary. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of a particular date, the value of the Common Stock determined as follows: (i) if the Common Stock is traded in a public market, then the Fair Market Value per share shall be, (A) if the Common Stock is listed on a national securities exchange or included in the NASDAQ Stock Market, the last reported sale price thereof on the relevant date (or if no Shares of Common Stock were traded on such date, the next preceding date on which the Common Stock was traded), or (B) if the Common Stock is not so listed or included, the average of the last reported “bid” and “asked” prices thereof on the relevant date (or if no Shares of Common Stock were traded on such date, the next preceding date on which the Common Stock was traded) as reported on the OTC Bulletin Board, or the Fair Market Value per share as determined by any other method adopted by the Committee from time to time as the Committee may deem appropriate or as may be required in order to comply with applicable laws and regulations; and (ii) at any time at which the Common Stock is not traded in a public market, then the Fair Market Value per share shall be determined by the Board, acting in good faith, and such determination shall be final and binding for all purposes of the Plan.

“Incentive Stock Option” or “ISO” means an Option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

“Non-Employee Director” means a Director who either (i) is not a current Employee or officer of the Company or a Subsidiary and does not receive compensation directly or indirectly from the Company or a Subsidiary for services rendered as a consultant or in any capacity other than as a Director, or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3 promulgated under the Exchange Act.

“Nonqualified Stock Option” means an Option that is not intended to qualify, or otherwise does not qualify, as an “incentive stock option” within the meaning of Section 422 of the Code.

“Option” means either an ISO or a Nonqualified Stock Option granted under the Plan.

“Option Document” means the document described in Section 7 of the Plan that sets forth the terms and conditions of an Option grant. Each Option Document shall be subject to the terms and conditions of the Plan.

“Optionee” means a person to whom an Option has been granted under the Plan, which Option has not been exercised and has not expired or terminated, or if applicable, such other person who holds an outstanding Option.

“Option Price” means the price at which Shares may be purchased upon exercise of an Option determined in accordance with Section 7(b) of the Plan.

“Securities Act” means the Securities Act of 1933, as amended.

“Shares” means the shares of Common Stock of the Company that are the subject of Options.

“Subsidiary” means a corporation that is a subsidiary corporation with respect to the Company within the meaning of Section 424(f) of the Code.

“Ten Percent Shareholder” means an Employee who owns (or is deemed to own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of a Subsidiary.

3.	Administration of the Plan. The Plan shall be administered by the Board; however, the Board may designate a committee composed of two or more Non-Employee Directors to administer the Plan in its stead. Any such committee so designated by the Board to administer the Plan shall be constituted as necessary to comply with the legal requirements, if any, relating to the administration of the types of options granted under the Plan imposed by applicable corporate and securities laws, the Code and any stock exchange or national market system upon which the Common Stock is then listed or traded. Notwithstanding anything to the contrary contained in this Section 3, the Board shall constitute the Committee and administer the Plan with respect to Options granted to Non-Employee Directors.

(a)	Meetings. The Committee may hold meetings at such times and places as it may determine. Acts approved at a meeting by a majority of the members of the Committee or acts approved in writing by the unanimous consent of the members of the Committee shall be the valid acts of the Committee.

(b)	Powers of Committee. The Committee shall have the power, subject to the express provisions of the Plan:

(i)	To determine from time to time which of the eligible persons under the Plan shall be granted Options; when and how each Option shall be granted; what type or combinations of types of Options shall be granted; the provisions of each Option granted, which need not be identical, including any terms of vesting of the Option and the price at which the Option shall be granted; and, the number of Shares subject to the Option.

(ii)	To construe and interpret the Plan and Options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Committee in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Option Document in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii)	Generally, to exercise such other powers and perform such acts as the Committee deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or any Options.

(iv)	The Committee may delegate to officers or employees of the Company or a Subsidiary the authority, subject to such terms as the Committee may determine, to perform administrative functions with respect to the Plan and Option Documents.

(c)	Exculpation. No member of the Committee shall be personally liable for monetary damages for any action taken or any failure to take any action in connection with the administration of the Plan or the granting of Options under the Plan, provided that this Subsection 3(c) shall not apply to: (i) any breach of such member’s duty of loyalty to the Company or its shareholders; (ii) acts or omissions not in good faith or involving intentional misconduct or a knowing violation of law; (iii) acts or omissions that would result in liability under the circumstances described in the exclusions contained in Section 33-636(b)(4) of the Connecticut Stock Corporation Act, as amended; and (iv) any transaction from which the member derived an improper personal benefit.

(d)	Indemnification. Service on the Committee shall constitute service as a member of the Board of the Company. Each member of the Committee shall be entitled without further action on such person’s part to indemnity from the Company to the fullest extent provided by applicable law and the Company’s Certificate of Incorporation and/or Bylaws in connection with or arising out of any action, suit or proceeding with respect to the administration of the Plan or the granting of Options thereunder in which such person may be involved by reason of such person’s being or having been a member of the Committee, whether or not such person continues to be a member of the Committee at the time of the action, suit or proceeding.

(e)	Effect of Committee Action. The Committee’s determinations under the Plan (including, without limitation, determinations of the persons to receive Options, the form, amount and timing of such Options, the terms and provisions of such Options and the Option Documents evidencing same) shall be made in its discretion and need not be uniform and may be made by it selectively among persons who receive, or are eligible to receive, Options under the Plan, whether or not such persons are similarly situated. All determinations and interpretations made by the Committee shall be final, binding and conclusive on all persons, including without limitation, all Optionees and persons claiming rights from or through an Optionee.

4.	Shares Subject to Plan. Subject to adjustment as provided in Section 9, the number of Shares that may be issued pursuant to Options shall not exceed, in the aggregate, 500,000 Shares. The Shares shall be issued from authorized and unissued or reacquired Common Stock, including Shares repurchased by the Company. If an Option shall for any reason expire or otherwise terminate without having been exercised in full for any reason, the Shares for which the Option was not exercised shall revert to, and may again become available for the grant of one or more Options under the Plan. No Options shall be granted under the Plan after June 30, 2016; provided, however, that all Options granted under the Plan prior to such date shall remain in effect until such Options have been exercised or terminated in accordance with the Plan and the terms of such Options.

5.	Eligibility.

(a)	Eligibility for Grant of Options. Nonqualified Stock Options shall be granted to Non-Employee Directors as set forth in Section 6, and may otherwise be granted to Non-Employee Directors at the discretion of the Committee. Nonqualified Stock Options and/or ISOs (or a combination thereof) may be granted to Employees of the Company or its Subsidiaries, at the discretion of the Committee.

(b)	Ten Percent Shareholders. A Ten Percent Shareholder shall not be granted an ISO unless the exercise price of such Option is at least 110% of the Fair Market Value of the Common Stock on the date of grant, and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c)	Committee To Determine. The Committee, in its sole discretion, shall determine all questions of eligibility to receive Options under the Plan.

6.	Non-Employee Director Grants under the Plan. Notwithstanding any provision of the Plan to the contrary, each Non-Employee Director of the Company who was elected at the Company’s Annual Meeting of Shareholders held in 2003, 2004 or 2005, shall be granted a Nonqualified Stock Option to purchase 3,000 Shares of Common Stock upon approval of the Plan by the shareholders of the Company. Each Non-Employee Director of the Company who is elected by the shareholders of the Company at the Company’s Annual Meeting of Shareholders held in 2006 and in each year of election thereafter ending with the year 2015, shall be granted a Nonqualified Stock Option to purchase 5,000 Shares of Common Stock on the date so elected to the Board. Each Option granted pursuant to this Section 6 shall have an Option Term of five (5) years from the date it is granted and shall be first exercisable as to twenty-five percent (25%) of the Shares covered under the Option in each of years two through five of its term (each year commencing on the anniversary date of the grant).

7.	Option Documents and Terms. Each Option granted under the Plan shall be a Nonqualified Stock Option, unless the Option specifically shall be designated at the time of grant to be an ISO. If any Option designated as an ISO is determined for any reason not to qualify as an incentive stock option within the meaning of Section 422 of the Code, such Option shall be treated as a Nonqualified Stock Option for all purposes under the provisions of the Plan. Each Option granted pursuant to the Plan shall be evidenced by an Option Document in such form as the Committee shall from time to time approve, which Option Document shall comply with and be subject to the following terms and conditions and such other terms and conditions as the Committee shall from time to time require that are not inconsistent with the terms of the Plan.

(a)	Number of Option Shares. Each Option Document shall state the number of Shares to which it pertains. An Optionee may receive more than one Option and the Options received may include

Options that are intended to be ISOs and Options that are not intended to be ISOs, but only on the terms, and subject to the conditions and restrictions, of the Plan.

(b)	Option Price. Each Option Document shall state the Option Price applicable to the Option granted therein. Subject to the provisions of Section 5(b) with respect to a Ten Percent Shareholder granted an ISO, the exercise price of any Option, whether a Nonqualified Stock Option or an ISO, shall in no event ever be less than 100% of the Fair Market Value of the Shares subject to the Option on the date the Option is granted as determined by the Committee in accordance with this Section 7(b). Notwithstanding the foregoing, an Option may be granted with an exercise price lower than that set forth in the preceding sentence if such Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

(c)	Exercise. No Option shall be exercisable during the year ending on the first anniversary date of the granting of the Option. No Option shall be deemed to have been exercised prior to the receipt by the Company of written notice of such exercise and of payment in full of the Option price for the Shares to be purchased. Each such notice shall specify the number of Shares to be purchased and (unless the Shares are covered by a then current registration statement or a notification under Regulation A under the Securities Act) shall contain the Optionee’s acknowledgment in form and substance satisfactory to the Company that: (i) such Shares are being purchased for investment and not for distribution or resale (other than a distribution or resale which, in the opinion of counsel satisfactory to the Company, may be made without violating the registration provisions of the Securities Act); (ii) the Optionee has been advised and understands that (A) the Shares have not been registered under the Securities Act and are “restricted securities” within the meaning of Rule 144 under the Securities Act and are subject to restrictions on transfer, and (B) the Company is under no obligation to register the Shares under the Securities Act or to take any action which would make available to the Optionee any exemption from such registration; (iii) such Shares may not be transferred without compliance with all applicable federal and state securities laws and any other restrictions contained in the Plan and the applicable Option Document; and (iv) an appropriate legend referring to the foregoing restrictions on transfer and any other restrictions imposed under the Option Documents may be endorsed on the certificates. Notwithstanding the foregoing, if the Company determines that issuance of Shares should be delayed pending (1) registration under federal or state securities laws, (2) the receipt of an opinion of counsel satisfactory to the Company that an appropriate exemption from such registration is available, (3) the listing or inclusion of the Shares on any securities exchange or an automated quotation system, or (4) the consent or approval of any governmental regulatory body whose consent or approval is necessary in connection with the issuance of such Shares, the Company may defer exercise of any Option granted hereunder until any of the events described in this sentence has occurred.

(d)	Medium of Payment. The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Committee in its sole discretion, by one or more of the following methods. The Committee shall have authority to grant Options that do not entitle the Optionee to use all methods or that require prior written consent of the Company to use certain of the methods. The methods of payment of the Option price are:

(i)	cash or check payable in clearinghouse funds to the order of the Company;

(ii)	by delivery to the Company of other Shares of Common Stock which, unless otherwise determined by the Committee, have been held for more than six (6) months;

(iii)	by a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issued upon exercise by the largest whole number of the Shares with a Fair Market Value that does not exceed the Option price; provided, however, that the Company shall accept cash or other payment from the Optionee to the extent of any remaining balance of the aggregate Option price not so satisfied, provided further that the Shares will no longer be outstanding under an Option and will not be exercisable thereafter to the extent so applied or withheld to satisfy tax withholding obligations pursuant to Section 11 below; or

(iv)	any other form of legal consideration that may be acceptable to the Committee.

(e)	Vesting. The total number of Shares subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. An Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on the satisfaction of certain performance criteria) as the Committee may deem appropriate. The vesting provisions of individual Options may vary.

(f)	Termination of Options.

(i)	No Option shall be exercisable after the first to occur of the following:

(A)	Expiration of the Option term specified in the Option Document, which expiration shall occur no later than (1) ten (10) years from the date of grant, or (2) five (5) years from the date of grant of an ISO if the Optionee on the date of grant is a Ten Percent Shareholder;

(B)	Unless otherwise set forth in the Option Document, expiration of three (3) months from the date the Optionee’s Continuous Service terminates by reason of the Optionee’s retirement or Disability; provided however, that if the Optionee dies within such three-month period, any unexercised Option, to the extent to which it was exercisable at the time of his death, shall thereafter be exercisable for a period not exceeding fifteen (15) months from the date of his death;

(C)	Unless otherwise set forth in the Option Document, expiration of fifteen (15) months from the date Optionee’s Continuous Service terminates due to the Optionee’s death;

(D)	Unless otherwise set forth in the Option Document or in (E) below with respect to Non-Employee Director Options, upon the termination date of the Optionee’s Continuous Service in the event that the Optionee’s Continuous Service is terminated for any reason other than death, Disability or retirement; or

(E)	Notwithstanding (B) and (D) above, in the case of Options granted to Non-Employee Directors pursuant to Section 6 above, expiration of a period of thirty (30) days from the date the Optionee’s Continuous Service terminates; provided however, that if the Non-Employee Director dies within such thirty (30) days, any unexercised Option, to the extent to which it was exercisable at the time of his death, shall thereafter be exercisable for a period not exceeding fifteen (15) months from the date of his death; or

(F)	The date, if any, set by the Board of Directors or the Committee as an accelerated expiration date in the event of the liquidation or dissolution of the Company or a Change of Control.

(ii)	Notwithstanding the foregoing, if an Optionee’s employment terminates by death, Disability or retirement after the first anniversary date of the granting of the Option and prior to an installment of his Option (other than the first installment) becoming exercisable and if there are no conditions to the next succeeding installment becoming exercisable other than the passage of time, his Option thereupon shall become exercisable with respect to a number of Shares (in addition to Shares covered by installments theretofore matured) equal to a pro rata portion of the Shares for which it would become exercisable upon the maturity of the next succeeding installment, such pro rata portion to be based upon the proportion which the number of full months in the period beginning with the maturity date of the next preceding installment and ending with such termination of his employment bears to the total number of full months in the period beginning with the maturity date of the next preceding installment and ending with the maturity date of the next succeeding installment.

(iii)	Notwithstanding the foregoing, the Committee may extend the period during which all or any portion of an Option may be exercised to a date no later than the Option term specified in the Option Document pursuant to Subsection 7(f)(i)(A), provided that any change pursuant to this Subsection 7(f)(iii) which would cause an ISO to become a Nonqualified Stock Option may be made only with the consent of the Optionee.

(g)	Transferability of Options. Unless otherwise determined by the Committee with respect to a Nonqualified Stock Option, no Option granted under the Plan may be transferred, except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of an Optionee only by the Optionee. Notwithstanding the foregoing, an Optionee may, by delivering written notice to the Company in form satisfactory to the Company, designate a third party who, in the event of the Optionee’s death, shall thereafter be entitled to exercise the Option.

(h)	Limitation on ISO Grants. To the extent that the aggregate Fair Market Value of the Shares of Common Stock (determined at the time the ISO is granted) with respect to which Incentive Stock Options are exercisable for the first time by an Optionee during any calendar year under all incentive stock option plans of the Company or its Subsidiaries in which such Optionee has been granted ISOs exceeds $100,000, the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonqualified Stock Options, notwithstanding any contrary provision of the applicable Option Document.

(i)	Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Option shall contain such provisions such that such Option will comply with the requirements of Section 409A of the Code. Such provisions, if any, shall be determined by the Committee and shall be set forth in the Option Document evidencing such Option.

(j)	Other Provisions. Subject to the provisions of the Plan, the Option Documents shall contain such other provisions including, without limitation, additional restrictions upon the exercise of the Option or additional limitations upon the term of the Option, as the Committee shall deem advisable.

(k)	Amendment. Subject to the provisions of the Plan, the Committee shall have the right to amend Option Documents issued to an Optionee, subject to the Optionee’s consent if such amendment is not favorable to the Optionee, except that the consent of the Optionee shall not be required for any amendment made pursuant to Subsection 7(f)(i)(F) or Sections 8 and 9 of the Plan, as applicable.

8.	Change of Control. Unless otherwise provided in an applicable Option Document, immediately following the consummation of a Change of Control, all outstanding Options shall terminate and cease to be outstanding, except to the extent assumed by a successor corporation (or parent thereof) or otherwise expressly continued in full force and effect pursuant to the terms of any agreement governing a Change of Control. If Options terminate and are not assumed in connection with a Change of Control, all holders of such Options shall receive the same consideration that shareholders receive upon such Change of Control to the extent that such Options are vested immediately prior to such Change of Control reduced by the Option price such Optionee would have had to pay upon the exercise of their respective Options and any applicable withholding taxes. The Committee may provide for full or partial vesting of any outstanding Option prior to a Change of Control in the applicable Option Document or by unilateral amendment to any such Option Document after the grant of any such Option.

9.	Adjustments on Changes in Capitalization. The aggregate number of Shares and class of Shares as to which Options may be granted hereunder, the number and class or classes of Shares covered by each outstanding Option and the Option price thereof shall be proportionately adjusted in the event of a stock dividend, stock split, recapitalization or other change in the number or class of issued and outstanding equity securities of the Company resulting from a subdivision or consolidation of the Common Stock and/or a recapitalization, reorganization or other capital adjustment (not including the issuance of Common Stock on the conversion or exchange of other securities of the Company which are convertible into or exchangeable for Common Stock) affecting the Common Stock which is effected without receipt of consideration by the Company. The Committee shall have authority to determine the adjustments to be made under this Section, and any such determination by the Committee shall be final, binding and conclusive; provided, however, that no adjustment shall be made which will cause an ISO to lose its status as such without the consent of the Optionee, except in the case of any adjustment that may be deemed to have been made pursuant to a Change of Control under Section 8.

10.	No Commitment to Retain. The grant of an Option pursuant to the Plan shall not be construed to imply or to constitute evidence of any agreement, express or implied, on the part of the Company or any Subsidiary to retain the Optionee in the employ or service of the Company or a Subsidiary and/or as a member of the Company’s Board or in any other capacity, or interfere in any way with the right of the Company or a Subsidiary to terminate the services of an Optionee.

11.	Withholding of Taxes. Whenever the Company proposes or is required to deliver or transfer Shares in connection with the exercise of an Option, the Company shall have the right to: (a) require the recipient to remit or otherwise make available to the Company an amount sufficient to satisfy any federal, state and/or local withholding tax requirements prior to the delivery or transfer of any certificate or certificates for such Shares; or (b) take whatever other action it deems necessary to protect its interests with respect to tax liabilities. The Company’s obligation to make any delivery or transfer of Shares shall be conditioned on the Optionee’s compliance, to the Company’s satisfaction, with any withholding requirement. With the consent of the Committee, in its sole discretion, an Optionee may satisfy any such withholding obligations by (i) authorizing the Company to withhold sufficient Shares from the Shares otherwise issuable to Optionee as a result of the exercise of the Option, provided, however, that no Shares are withheld with a value exceeding the minimum amount of tax required to be withheld by law; or (ii) delivering to the Company other owned and unencumbered Shares of Common Stock.

12.	Shareholder Rights. No Optionee shall be deemed to be the holder of, or to have any of the rights of a holder with respect to any Shares subject to an Option unless and until such Optionee has satisfied all requirements for exercise of the Option pursuant to its terms.

13.	Interpretation. The Plan is intended to enable transactions under the Plan with respect to directors and officers (within the meaning of Section 16(a) under the Exchange Act) to satisfy the conditions of said Rule 16b-3 under the Exchange Act or its successors; to the extent that any provision of the Plan would cause a conflict with such conditions or would cause the administration of the Plan as provided in Section 3 to fail to satisfy the conditions of said Rule 16b-3, such provision shall be deemed null and void to the extent permitted by applicable law. This Section shall not be applicable if no class of the Company’s equity securities is then registered pursuant to Section 12 of the Exchange Act.

14.	Amendment or Termination of the Plan. The Board may amend, suspend or terminate the Plan, but no such amendment or termination shall be made which would adversely affect any outstanding Options without the written consent of the affected Optionees. In addition, to the extent necessary to comply with Section 422 of the Code, Section 16b-3 under the Exchange Act or any other applicable law or regulation, including the requirements of any stock exchange or national market system upon which the Common Stock is then listed, the Corporation shall obtain shareholder approval of any Plan amendment or termination.

15.	Term of Plan and Effective Date.

(a)

Term of Plan. Unless sooner terminated by the Board pursuant to Section 14, the Plan shall automatically terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board; provided however, that all applicable provisions with respect to Options granted prior to such termination shall remain in effect until all the outstanding Options have been exercised or expired.

(b)	Effective Date. The Plan is effective as of September 28, 2006, the date on which the Plan was approved by the Board of Directors. The Plan is conditioned on the approval of the shareholders of the Company within twelve (12) months after the date the Plan was so adopted by the Board. No Options shall be granted under the Plan until the Plan is duly approved by the shareholders of the Company.

16.	Choice of Law. The law of the State of Connecticut shall apply to all matters relating to the construction, validity and interpretation of the Plan and the Options granted under the Plan, without regard to such state’s conflict of laws principles.